Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Diamondback Energy, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Diamondback Energy, Inc. on Forms S-3ASR (File No. 333-228584, effective November 29, 2018; and File No. 333-234764, effective November 18, 2019), Form S-4, as amended (File No. 333-252338, effective February 10, 2021), and on Forms S-8 (File No. 333-188552, effective May 13, 2013; File No. 333-215798, effective January 27, 2017; File No. 333-228637, effective November 30, 2018; and File No. 333-235671, effective December 23, 2019).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 25, 2021